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                                                                    EXHIBIT 99.1

[LOGO OF
ANTARES PHARMA]



Contact Information

Dr. Roger Harrison          CEO and President                     (610) 458-6200
Lawrence M. Christian       CFO and Vice President - Finance      (610) 458-6200
Jay M. Green                Managing Director, Duncan Capital     (212) 581-5150


              ANTARES PHARMA TO PRESENT AT FRIEDMAN BILLINGS RAMSEY 7TH ANNUAL TECHNOLOGY AND GROWTH INVESTOR CONFERENCE

Exton, Pennsylvania - May 29, 2003 - Antares Pharma, Inc. (Nasdaq: ANTR) is scheduled to present at the Friedman Billings Ramsey 7/th/ Annual Technology and Growth Investor Conference on Thursday, May 29, 2003, at 10:40 am ET. The conference will be held at the Millennium Broadway Hotel in New York City. The Company will be presenting information regarding its drug delivery technology platforms, including needle-free and mini-needle injection systems and gel formulation technology. Financial information and business projections, including the Company's projection that the sale price of its reusable needle-free device will be $50 in 2005 (compared to $1,000 in 1976) and the Company's projection that its revenues will increase to more than $175 million in 2008 (compared to $3.1 million in 2003), will also be presented. The Company's reusable needle-free devices are designed to be used for a minimum of two years in their current applications. The presentation will be webcast live (audio with slide presentation) and may be accessed at www.twst.com/econf/mm/fbr2/antr.html.

About Antares Pharma

     Antares Pharma develops pharmaceutical delivery systems, including needle-free and mini-needle injection systems and transdermal gel technologies. These delivery systems improve both the efficiency of drug therapies and the patient's quality of life. The Company's needle-free injection systems for the delivery of insulin and growth hormone are currently available in more than 20 countries. The Company's transdermal gel products for hormone replacement therapy have been licensed to partners in the United States, Europe and Asia Pacific. The most advanced of these are entering Phase III clinical development. In addition, Antares Pharma has several products under development and is conducting ongoing research to create new products that combine various elements of the Company's technology portfolio. Antares Pharma has corporate headquarters in Exton, Pennsylvania, with research and development facilities in Minneapolis, Minnesota, and Basel, Switzerland.

     Statements included in this press release that are not historical in nature are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company's reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

     For more information, visit Antares Pharma's web site at www.antarespharma.com. Information included on the Company's website is not incorporated herein by reference or otherwise.